Exhibit 99.1

GREEN GAS AMERICAS INC. ACQUIRES LANDFILL-GAS-TO ENERGY PROJECT FROM LIME ENERGY

Huntersville, N.C. and Palm City, FL.— November 4, 2013 — Lime Energy (NASDAQ: LIME) and Green Gas Americas, Inc., today announced that Green Gas has acquired Lime Energy’s 2.8 MW landfill-gas-to-energy project located in Charlotte County, Florida, through the acquisition of Lime Energy’s subsidiary, GES-Port Charlotte, LLC, which owns the project.  Lime has applied the net proceeds from the sale to pay off the PNC Bank term loan used to fund the construction of the facility.

The project is located on the Charlotte County landfill and sells power to Orlando Utilities Commission through a long-term power purchase agreement.  The project won the EPA’s Landfill Methane Outreach Programs’ Landfill Project of the Year for 2011.

“We have been privileged to partner with Charlotte County on this project,” said John O’Rourke, chief executive officer of Lime Energy.  “Green Gas’ deep U.S. and international development and operational experience in the landfill sector make it the ideal owner for the project.”

“This acquisition marks an important milestone for Green Gas Americas to further expand our company’s mission of building a portfolio of landfill gas to energy projects,” said Duncan Cox, Green Gas’ President.  With this acquisition, Green Gas International, the owner of Green Gas Americas, adds to its portfolio of renewable energy projects, which now exceeds 120 MW of projects that are owned operated and maintained by the company.  Green Gas uses its expertise to develop methane waste gas to power projects to the best interest of all stakeholders.

About Lime Energy Co.

Lime Energy is building a new energy future.  As a leading national provider of energy efficiency for small business customers, Lime designs and implements direct install programs for our utility clients which consistently exceed program savings goals.  Our award-winning, integrated services programs provide utilities with reliable energy efficiency resources while delivering the highest levels of customer satisfaction.  This next generation approach is helping utilities across the country to go deeper and broader with the cheapest, cleanest and fastest energy resource that we have — energy efficiency.

About Green Gas Americas, Inc.

Green Gas Americas, Inc., a subsidiary of Green Gas International (www.greengas.net) is committed to climate change mitigation by converting harmful methane waste emissions into valuable energy. The company has decades of successful experience of gas drainage, conversion, treatment and management from various sources such as coal mines, landfills and waste water facilities.

With a global team of 500 enthusiastic employees, Green Gas operates over 50 clean energy projects around the world. The valuable experience in utilising low quality of methane (waste) gas by converting it into the most suitable energy (power, heat or fuels) is a unique asset. This enables profitable exploitation of challenging gas sources and upgrade of the gas to future proof cleaner fuels.

Green Gas provides solutions for all phases from gas extraction, energy generation to the sale of the electricity, heat and carbon credits realized; project design; engineering; project management, procurement and construction; as well as operations and maintenance. The company develops sustainable energy projects by using the latest technology to minimize environmental impact. The strong growth in demand in the world for renewable energy sources provides excellent settings for Green Gas to further expand its global activities.

With a growing installed power generating capacity of over 120 MWel, Green Gas destroys over 120million m3 of methane and subsequently generates approximately 650 GW hours of electricity. The company has built a strong track record in developing landfill & coalmine gas to energy projects, where currently each year the equivalent of harmful emissions of around 1 million cars are neutralized whilst providing valuable power and heat to the equivalent of over 200.000 households in the focused regions.

FORWARD-LOOKING STATEMENTS

This news release includes forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 including statements that reflect Lime Energy’s current expectations about its future results, performance, prospects and opportunities. Lime Energy has tried to identify these forward-looking statements by using words and phrases such as “may,” “expects,” “anticipates,” “believes,” “potential,” “hope,” “intends,” “estimates,” “plan,” “should,” “typical,” “preliminary,” or similar expressions. These forward-looking statements are based on information currently available to Lime Energy and are subject to a number of risks, uncertainties and other factors that could cause Lime Energy’s actual results, performance, prospects or opportunities to differ materially from those expressed in, or implied by, these forward- looking statements. These risks include our ability to continue to grow and expand our utilities business and those described in Lime Energy’s most recent Annual Report on Form 10-K or as may be described from time to time in Lime Energy’s subsequent SEC filings; such factors are incorporated here by reference.

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Contacts:

Lime Energy

Investor Relations

Karen Pigg

(704)892-4442

kpigg@lime-energy.com

Green Gas Americas Inc.

Duncan Cox

772 220 0717

Duncan.cox@greengas.net